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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE



VIASOURCE COMMUNICATIONS, INC. RECEIVES $2.45 MILLION IN SALE OF CONVERTIBLE NOTES AND TERM B WARRANTS

ENTERS INTO SECOND AMENDED AND RESTATED CREDIT AGREEMENT WITH ITS SECURED
LENDER.

         Ft. Lauderdale, FL, August 7 /PR Newswire/ - Viasource Communications, Inc. (Nasdaq: VVVV) today announced it has sold $2.45 million aggregate principal amount of its 15% Term B Convertible Notes ("Term B Notes"), together with Term B Warrants to purchase an aggregate of 1,975,806 shares of its common stock ("Term B Warrants"), to accredited investors in a private placement. The proceeds from the sale of the Term B Notes and Term B Warrants will be used for working capital and general corporate purposes. Viasource also announced it has entered into the Second Amended and Restated Credit Agreement (the "Credit Agreement") with its senior lender and the purchasers of the Term B Notes. Under the Credit Agreement, Viasource's available borrowings were initially increased by $450,000.

         Commenting on these developments, which are more fully discussed below, Craig A. Russey, President and Chief Executive Officer of Viasource, stated, "Given the increasing difficulty of raising capital in this tough financial environment, I am pleased that we secured this additional funding. I see this funding as a positive signal from the investment community with respect to our restructuring initiatives at Viasource."

         TERMS OF THE TERM B NOTES AND TERM B WARRANTS

         The Term B Notes will bear interest at a rate of 15%, calculated semi-annually beginning on February 1, 2001 and added to principal, and mature not later than August 3, 2006, unless the holders of the Term B Notes demand payment earlier (but in no event prior to March 7, 2005). Outstanding adjusted principal of the Term B Notes may be converted, at the holder's option, into the common stock of Viasource at a price equal to the lesser of (1) $0.75 per share or (2) the average closing price of Viasource's common stock for the ten trading days prior to October 1, 2001, subject to adjustment.

         The purchasers of the Term B Notes were also issued Term B Warrants to purchase 1,975,806 shares of common stock. The Term B Warrants, which expire on August 3, 2006, entitle the holder to purchase common stock at a price of $0.31 per share, the closing price of Viasource's common stock on the date immediately prior to the issuance of the Term B Warrants, subject to adjustment. The Term B Warrants may not be exercised prior to February 3, 2002. Viasource has agreed to use its best efforts to register for resale the shares of common stock underlying the Term B Notes and the Term B Warrants.

         The Term B Notes and Term B Warrants issued by Viasource in this offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

         SECOND AMENDED AND RESTATED CREDIT AGREEMENT

         The Credit Agreement consists of (a) a term loan in a principal amount of $22,565,500 (the "Term Loan"), (b) an $18,950,000 aggregate revolving loan commitment (the "Revolving Credit Facility"), subject to an availability calculation based on the eligible borrowing base, and (c) the Term B Notes. The aggregate amount of the Revolving Credit Facility will be increased, dollar-for-dollar to the


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extent the aggregate principal amount of outstanding Term B Notes is increased, up to a maximum increase of $550,000 in the Revolving Credit Facility.

         The Revolving Credit Facility and the Term Loan will terminate not later than September 7, 2004. The Credit Agreement contains amended financial and other covenants, mandatory prepayment events, events of default and other provisions. At August 3, 2001, Viasource was in compliance in all material respects with all covenants of the Credit Agreement. The Credit Agreement is secured by a lien on substantially all of the assets of Viasource and its subsidiaries. At August 3, 2001, the outstanding balances under the Term Loan and Revolving Credit Facility were $22,562,500 and $18,500,000, respectively.

ABOUT VIASOURCE

         Viasource (www.viasource.net) is a leading independent enabler of advanced broadband and other wired and wireless communications technologies to residential and commercial customers in the United States. Viasource provides outsourced installation, fulfillment, maintenance and support services to leading cable operators, direct broadcast satellite operators and other broadband Internet access providers, including DSL and fixed wireless companies. Viasource also provides network integration and installation services to a variety of other companies. Viasource's services are focused on the "last mile," defined as the segment of communications that connects the residence or commercial customer. Viasource is the only provider of these services with a nationwide footprint, currently employing over 2,300 highly trained technicians located in over 180 offices in 44 states.

         Some of the statements in this press release, including statements regarding Viasource's business strategy and expectations, plans for growth and business relationships, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, which could cause Viasource's actual results to differ materially from those anticipated in such statements. Factors that could cause such results to differ include Viasource's limited operating history, competitive pricing pressures in Viasource's industry, provisions in Viasource's agreements with clients that permit cancellation on short notice and other factors discussed in Viasource's filings with the Securities and Exchange Commission ("SEC"), including the "Business Risk Factors" section of Viasource's Annual Report on Form 10-K for the fiscal year ended December 30, 2000. Viasource does not assume any obligation to update any such forward-looking statements.

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Viasource Investor Contact: Joanne G. Verkuilen, 800-683-0253 x3559
                            jverkuilen@viasource.net